UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2017

Spindle, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55151	20-8241820
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8700 E. Vista Bonita Dr., Suite 260

Scottsdale, AZ 85255

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 800-560-9198

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2017, Michael Schwartz informed the board of directors (the “Board”) of Spindle, Inc. (the “Company”) that he would resign from his position as Interim Chief Executive Officer (“CEO”), for personal reasons, effective immediately. Mr. Schwartz’s decision to resign did not result from any disagreement with the Company, the Company’s management or the Board. Mr. Schwartz has served as Interim CEO since June 13, 2016.

On January 5, 2017, the Board appointed Dr. Jack Scott (“Dr. Scott”) as Interim CEO effective immediately. The Board agreed to pay Dr. Scott one million (1,000,000) shares of the Company’s restricted common stock which shall vest ratably over the course of the next twelve months. Dr. Scott has served as a director of the Company since September 1, 2014.  Dr. Scott has a diverse technical and business background spanning more than 35 years that includes applied research, consulting, sales and sales management, executive positions, and ownership in a group of six recycling and manufacturing businesses, including two joint ventures, through a holding company, Canadus Technologies, LLC.  Dr. Scott is a founding member of Canadus Technologies, LLC since February 2000.  Prior to his experience with Canadus Technologies, LLC, from February 1997 to January 2000, Dr. Scott was President and CEO of Encycle, Inc., a $300 million recycling company with more than 1,000 employees.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 6, 2017

SPINDLE, INC.

By:	/s/ John Hunnicutt
Name: John Hunnicutt
Title: Chief Financial Officer

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